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Exhibit 10.1

August 1, 2018

ANNE MEHLMAN
PERSONAL & CONFIDENTIAL
DELIVERED VIA EMAIL

Dear Anne,

We are pleased to offer you full-time employment with Crocs, Inc. (the “Company” or “Crocs”) effective August 24, 2018, on the following terms:

1.
Title - Your initial position will be Chief Financial Officer reporting to Andrew Rees, Chief Executive Officer. Your position, duties and reporting relationships are subject to change in accordance with operational needs.

2.	Compensation - Your starting salary will be $550,000 ($21,153.85 per two weeks), payable in accordance with our published payroll cycle for similarly-situated employees.

3.
Short-term Incentive Plan - Your total compensation includes eligibility to participate in the Company’s Short Term Incentive Plan (STIP) for the 2018 and beyond STIP Plan years. In this plan, your target discretionary bonus is 75% of your base salary which is derived from achievement of financial goals including Company profitability and individual performance. Please note, your target 2018 STIP amount is subject to your actual eligible earnings for the year.

4.
Long-term Incentive Plan - Additionally, you will be eligible to participate in the Company’s Long Term Incentive Plan. In this plan, your target long-term incentive is 75% of your base salary, and will be discretionary based on Company and individual performance.

5.
Attraction Grant - Subject to the approval of the Compensation Committee, you will be granted USD $200,000 in Restricted Stock Units (“RSUs”) of the Company’s stock under the 2015 Crocs, Inc. Equity Incentive Plan, which will vest in accordance with the Plan. The RSU award is subject to you executing the applicable award agreement.

6.
Sign-On Award - You are eligible for a USD $200,000 signing bonus payable on your first paycheck after your start date. As a condition of receiving this bonus, you agree that you will remain employed for a minimum of twenty-four (24) months with the Company. Should you voluntarily end your employment with the Company or are terminated for Cause (as defined in Section 9) prior to that time, you agree to reimburse the Company in accordance with the attached Repayment Agreement.

7.
Relocation - You are eligible for certain relocation benefits upon your hire including but not limited to packing, shipment, and unpacking of household goods, temporary housing up to six months, storage and house-hunting assistance. As a condition of receiving these relocation benefits, you agree that you will remain employed for a minimum of twenty-four (24) months with the Company. Should you voluntarily end your employment with the Company or are terminated for Cause (as defined in Section 9) prior to that time, you agree to reimburse the Company in accordance with the attached Repayment Agreement.

8.
Benefits - You will be eligible for the Company's health and welfare plans on the first of the month after employment commences. You will also be eligible for paid time-off, as well as other benefits, in accordance with the Company's policies for similarly situated employees.

9.
Severance - Should your employment terminate without Cause (as defined below), or you resign for Good Reason (as defined below), you will receive a minimum of 12 months’ pay at your then current base salary, in a lump sum, less applicable taxes and withholdings. In addition, you will be eligible for executive outplacement at the Executive Vice President Level conditioned upon your signing the Company’s Separation Agreement

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and General Release. You are not eligible to receive severance if you voluntarily resign your employment or are terminated by Crocs for Cause.

For purposes of this offer letter, “Cause” means the occurrence of any of the following: (1) a conviction of or pleading guilty to (a) a felony, or (b) a misdemeanor that is reasonably likely to cause material harm to the business, financial condition, or operating results of Crocs; (2) theft, embezzlement or fraud; (3) any material failure to comply with known Company policy, including, without limitation, those regarding conflicts of interest or disclosure of confidential information; (4) substance abuse or use of illegal drugs that materially impairs the performance of your job duties or that is likely to cause material harm to the business, financial condition, or operating results of Crocs; or (5) the continued failure to substantially perform your job duties (other than any such failure resulting from incapacity due to physical or mental illness).

For purposes of this offer letter, “Good Reason” means the occurrence of any of the following without your consent: (1) material diminution in your responsibilities, authorities or duties; (2) reduction in your base salary (unless such reduction is part of an across the broad uniformly applied reduction affecting all senior executives and does not exceed the average percentage reduction for all such senior executives and such reduction does not exceed 10% in any one year); (3) a reduction in your incentive or equity compensation opportunity such that it is materially less favorable to you than those provided generally to all other senior executives; (4) any change in your reporting relationship such that you would not report directly to the Company’s CEO; (5) Any requirement that you relocate your primary residence more than 50 miles, provided your primary residence is in the continental US; (5) a material breach of this letter agreement by the Company. Provided, however, that “Good Reason” will not exist unless you have first provided written notice to the Company of the occurrence of one or more of the conditions under the clauses (1) through (5) above within 180 days of the condition’s occurrence, and such conditions(s) is (are) not fully remedied by the Company within 30 days after the Company’s receipt of written notice from you.

10.
Change in Control Plan - So long as the Company maintains the Company’s Change in Control Plan (the “CIC Plan”), you will be eligible to participate in the CIC Plan with a Severance Payment Percentage of 200%, subject to the terms and conditions of the CIC Plan.

11.
At-Will Employment - Your employment with Crocs is at-will, meaning the Company retains the right to terminate the employment relationship at any time, with or without notice, for any reason not prohibited by law.

12.
Confidentiality. - You will become privy to information that is confidential and/or intended for Company use only.  As such, all employees are required to maintain such information in strict confidence both during and after their employment with the Company, and to comply with all terms of such agreement.  “Confidential Information” means all trade secrets belonging to the Company (and its subsidiaries and affiliates), and all nonpublic or proprietary information relating to Company's business or that of any Company customer. Examples of Confidential Information include, but are not limited to, software (in source or object code form), databases, algorithms, processes, designs, prototypes, methodologies, reports, specifications, information regarding products sold, distributed or being developed by Company and any other nonpublic information regarding Company’s current and developing technology; information regarding customers, prospective customers, clients, business contacts, prospective and executed contracts and subcontracts, marketing and/or sales plans, or any other initiatives, strategies, plans and proposals used by Company in the course of its business, and any non-public or proprietary information regarding Company’s present or future business plans, financial information, or any intellectual property, whether any of the foregoing is embodied in hard copy, computer-readable form, electronic or optical form, or otherwise. You shall at all times during and after your employment has ended, maintain the confidentiality of the Confidential Information. You shall not, without Company’s prior written consent, directly or indirectly: (i) copy or use any Confidential Information for any purpose not within the scope of your work on Company’s behalf; or (ii) show, give, sell, disclose or otherwise communicate any Confidential Information to any person or entity other than Company unless such person or entity is authorized by Company to have access to the Confidential Information in question, These restrictions do not apply if the Confidential Information has been made generally available to the public by Company or becomes generally available to the public through some other normal course of events. All Confidential Information prepared by or provided to you are and shall remain Company’s property or the property of the Company’s customer to which they belong.

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13.
Non-Compete. In order to protect Company’s Confidential Information and trade secrets, which would cause irreparable harm to Company if disclosed to a competitor, while employed by Company and for a period of twelve (12) months following the termination of your employment for any reason (the “Restriction Period”), you shall not, without the prior written consent of the Company, directly or indirectly engage in any employment, independent contracting, consulting engagement, business opportunity or individual activity in the United States of America or abroad with the following casual footwear companies: Skechers USA, Inc., Wolverine Worldwide, Inc., Deckers Outdoor Corporation, and any other entity or business that is primarily engaged in the design and distribution of casual footwear (collectively, the “Restricted Activities”). You further acknowledge and agree that in light of your knowledge of and access to Company’s Confidential Information and trade secrets, and the international nature of Company’s business, that the restrictions set forth herein are reasonable. In the event you breach this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution.

14.
Non-Solicitation.    During your employment and for twelve (12) months after termination of such employment for any reason, you shall not: (i) encourage or solicit any employee or consultant who worked for the Company on the date of your termination to leave the Company for any reason, nor will you solicit such person’s services; (ii) assist any other person or entity in such encouragement or solicitation; (iii) otherwise interfere with the relationship any employee or consultant has with the Company; or (iv) encourage or solicit any customer, vendor, supplier or contractor of Company who has a business relationship with the Company on the date of your termination to terminate or seek to modify its relationship with the Company, or otherwise interfere with the relationship any customer, vendor, supplier or contractor has with the Company.

Your hire is conditioned upon the following: (a) you accurately complete an employment application and provide any other information needed to evaluate your background and qualifications, and process your hire; (b) you authorize the Company to investigate your background and history, and the Company determines after investigation that the information is satisfactory to the Company, in the Company’s sole discretion; (c) you establish your eligibility to work in the United States in accordance with legal requirements; (d) you disclose the existence of any agreements you may have entered into with any third party, including any former employer(s), that may restrict your ability to work at the Company so that the Company may determine, in its sole discretion, if any such restrictions preclude the Company from hiring you, prior to your first day of work.

We are delighted to extend this conditional offer and look forward to welcoming you to Crocs! If you have any questions, please feel free to call me at 303-808-9222.

Sincerely,

Shannon Sisler

Shannon Sisler
SVP, Global Human Resources
Crocs, Inc.

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Please confirm your acceptance of this conditional employment offer by signing the letter where indicated below, and initialing on each page. Please return one copy to me at ssisler@crocs.com.
Signed and Accepted by: /s/ Anne Mehlman
Print Name: Anne Mehlman
Date: 08/01/18 _